EON LABS, INC.
                               1999 Marcus Avenue
                             Lake Success, NY 11042



                                                               February 11, 2005

Novartis Corporation
608 Fifth Avenue
New York, NY 10020


                            CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

          In order to allow you to evaluate a possible negotiated (except as permitted by this letter agreement) transaction (the "PROPOSED TRANSACTION") with Eon Labs, Inc. (the "COMPANY"), you have requested, following your execution and delivery to us of this letter agreement, certain information about the properties, employees, finances, businesses and operations of the Company. All information about the Company and its subsidiaries, whether oral, written or electronic, furnished by us or our Representatives (as defined below), whether furnished before or after the date hereof, is referred to in this letter agreement as "EVALUATION MATERIAL". Evaluation Material also includes all notes, analyses, compilations, studies, interpretations or other documents prepared by or for you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. Evaluation Material does not include, however, information which (a) is or becomes publicly available other than as a result of a disclosure by you or your Representatives in violation of this letter agreement,
(b) was available to you on a nonconfidential basis prior to its disclosure by us or our Representatives, (c) becomes available to you on a nonconfidential basis from a person (other than us or our Representatives) who to your knowledge after inquiry is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us, or (d) was independently developed by you without your reference to the Evaluation Material. As used in this letter agreement, the term "REPRESENTATIVE" means, as to any person, such person's affiliates and its and its affiliates' directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and other representatives and financing sources. As used in this letter agreement, the term "PERSON" shall be broadly interpreted to include, without limitation, any corporation, company, partnership or other legal or business entity or any individual. As used in this letter agreement, "LAW" means any applicable law, regulation (including, without limitation, any rule or regulation of any organized securities exchange, market or automated quotation system on which any of a person's securities are listed or quoted) or valid legal process.

          Subject to the immediately succeeding paragraph, unless otherwise agreed in writing by us, (a) you agree, except as required by Law in connection with a tender offer permitted by this letter agreement, to keep confidential and not to disclose or reveal, directly or indirectly, any Evaluation Material to any person other than those of your Representatives (i) who are actively and directly participating in your evaluation of the Proposed Transaction or who otherwise need to know the Evaluation Material for the purpose of evaluating the Proposed Transaction and
(ii) whom you will cause to observe the terms of this letter agreement, (b) you agree not to use Evaluation Material for any purpose other than in connection with your evaluation of the Proposed Transaction or the consummation of the Proposed Transaction and (c) you and we mutually agree, except as required by Law, not to disclose to the public or to any person (other than those of our respective Representatives who are actively and directly participating in the evaluation of the Proposed Transaction or who otherwise need to know for the purpose of evaluating the Proposed Transaction and whom you and we, respectively, will cause to observe the terms of this letter agreement) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, the existence of this letter agreement, or the fact that Evaluation Material has been made available to you or your Representatives; PROVIDED, HOWEVER, that any disclosure prohibited by this paragraph may be made under the circumstances described in the following paragraph to the extent you comply with the covenants in such paragraph. Each party acknowledges that it shall be responsible for any breach of the terms of this letter agreement by it or its Representatives.

          In the event that you or any of your Representatives are requested or required in a judicial or regulatory proceeding or otherwise required by Law as permitted above to disclose any Evaluation Material, you agree to provide the Company with prompt notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy, to consult with you with respect to the Company taking steps to resist or narrow the scope of such request or requirement or to waive compliance, in whole or in part, with the terms of this letter agreement. You also agree, to the extent legally permissible, (i) to provide the Company with a list of any Evaluation Material you or any of your Representatives intend to disclose in compliance with this paragraph (and, if applicable, the text of the disclosure language itself) in advance of any such disclosure, and (ii) to cooperate with the Company to the extent it may seek to limit such disclosure. In the event that such protective order or other remedy is not obtained, or the Company waives compliance, in whole or in part, with the terms of this letter agreement, you or your Representative will use reasonable best efforts to disclose only that portion of the Evaluation Material that is legally required to be disclosed and to ensure that all Evaluation Material so disclosed will be accorded confidential treatment.

          In addition, if you determine that you do not wish to proceed with the Proposed Transaction, you will promptly advise us of that decision. In that case or upon the written request of the Company, you will (and will cause your Representatives to), at your election, promptly deliver to the Company or destroy (provided that any such destruction shall be certified by a duly authorized Representative of yours) all Evaluation Material (including all copies thereof), including, without limitation, expunging to the extent practicable all Evaluation Material from any computer, word processor or other device in your possession, except that one copy of all such Evaluation Material may be kept in your legal department for compliance purposes.


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

          You agree that until the date that is twelve (12) months from the date hereof (the "RESTRICTED PERIOD"), without the prior approval of a majority of the members of the Company's Board of Directors and a majority of the members of the special committee of the Company's Board of Directors formed in connection herewith ("SPECIAL COMMITTEE"), you and your affiliates will not, and you will cause your Representatives (in their capacity as such) not to (and you and they will not join or form a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (a "13D GROUP"), act in concert or participate with any other persons to), directly or indirectly: (a) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination, merger or in any other manner, beneficial ownership (whether direct or indirect) of the Company or any of its subsidiaries, any of the assets of the Company or any of its subsidiaries, or any securities of the Company or any of its subsidiaries (including, without limitation, rights or options to acquire such ownership), other than, (i) shares of common stock of the Company (the "COMMON STOCK") owned by Santo Holding (Deutschland) GmbH as of the date hereof (the "SANTO SHARES") constituting at least a majority of the outstanding Common Stock or an option with respect to such majority, (ii) as permitted by this letter agreement upon the occurrence of a Significant Event (as defined below), or (iii) as required pursuant to the immediately following paragraph; (b) unless you or your affiliates shall have previously purchased a sufficient amount of Santo Shares to constitute a majority of the outstanding Common Stock (a "CONTROL BLOCK") (in which event the restrictions in this clause (b) shall cease to be applicable) and subject to your continuing obligations pursuant to the immediately following paragraph, seek to influence, advise or direct the vote of any holder of securities of the Company (including by making or participating in any "solicitation" of "proxies" as such terms are used in the rules of the Securities and Exchange Commission) or seek to change or control the Board of Directors of the Company or change the governing instruments of the Company or, seek or propose to influence, advise, change or control the management or policies or affairs of the Company, or (c) except (i) in connection with the transactions required pursuant to the immediately following paragraph following your or your affiliates' purchase of a Control Block, (ii) in connection with a transaction to be approved by a majority of the Company's Board of Directors and a majority of the Special Committee following your or your affiliates' entering into any agreement with respect to the acquisition of a Control Block (including, for the avoidance of doubt, an option agreement with respect thereto) or (iii) as permitted by this letter agreement upon the occurrence of a Significant Event (which in any such event shall cause the restrictions in this clause (c) to cease to be applicable), make any publicly announced proposals, or take any action which could require the Company to make any public disclosure regarding a proposal, with respect to an extraordinary transaction involving the Company or a substantial portion of its securities or assets.

          You agree that if you or your affiliates acquire a Control Block during the Restricted Period, you or your affiliates will, prior to the expiration of the Restricted Period, propose and use reasonable best efforts to take all legally permissible actions to consummate a tender offer (with no conditions other than legal and regulatory requirements) to acquire all of the Common Stock owned by the public stockholders of the Company (the "PUBLIC SHARES"), at a price per share of Common Stock equal to the dollar equivalent value of the amount of Euro paid per Santo Share calculated as of the date of the agreement to acquire the Santo Shares; PROVIDED, that, if a majority of the Public Shares are tendered into the tender offer, you or your affiliates will propose and use reasonable best efforts to take all legally permissible actions to


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

consummate a merger in which all remaining Common Stock outstanding would be acquired at the tender offer price.

          If the Company enters into, or resolves or otherwise determines to enter, into any merger, sale or other business combination transaction, or makes a recommendation in favor of a tender offer for a competing transaction, pursuant to which the outstanding Common Stock would be converted into cash or securities of another person or 13D Group (other than you and your affiliates) or 50% or more of the then outstanding Common Stock (other than you and your affiliates) would be owned by persons other than current holders of Common Stock, or which would result in all or a substantial portion of the Company's assets being sold to any person or 13D Group (a "SIGNIFICANT EVENT"), nothing herein shall prevent you or any of your affiliates from making, and if you or any of your affiliates shall have acquired a Control Block, consummating, a competing proposal for the Company.

          For a period of two years from the date hereof, you agree that you and your affiliates will not, directly or indirectly, employ or solicit to employ any management-level employees of the Company; provided that nothing herein shall prohibit you or your affiliates from (i) hiring or seeking to hire any individual who has received notice of termination from the Company prior to the first time such individual had any communication with you or your Representatives relating to employment or (ii) hiring any individual who contacts you on his or her own initiative and without any direct or indirect solicitation by you. The foregoing prohibitions on solicitations of employees shall not be deemed violated by virtue of general mass solicitations of employment by you not specifically directed toward employees of the Company.

          Subject to the terms and conditions that may be contained in any final definitive agreement regarding the Proposed Transaction and without prejudice thereto, you acknowledge that none of the Company or its Representatives and none of the respective officers, directors, employees, agents or controlling persons of our Representatives makes any express or implied representation or warranty as to the completeness of the Evaluation Material, and you agree that none of such persons shall have any liability to you or any of your Representatives relating to or arising from your or their use of any Evaluation Material or for any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the completeness of any Evaluation Material and that you shall be entitled to rely solely on such representations and warranties as may be made to you in any definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement.

          You further acknowledge that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person having non-public material information about a company from purchasing or selling securities of that company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

          Each party hereto agrees that no contract or agreement providing for any transaction involving the Proposed Transaction and no transaction or business combination related thereto shall be deemed to exist between the parties hereto or to be approved by any of the parties hereto or any of their respective Boards of Directors for any purpose unless and until a final definitive agreement regarding the Proposed Transaction has been executed and delivered


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

by the parties hereto, and that neither party hereto, nor any of its Representatives, is under any legal obligation or has any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein, including your obligation with respect to the tender offer and subsequent merger described in the fifth and sixth paragraphs of this letter agreement, on the terms and subject to the conditions set forth therein).

                  It is understood and agreed that money damages would be an insufficient remedy for any breach of this letter agreement by either party or its Representatives and that without prejudice to the rights and remedies otherwise available to it, a party shall be entitled to equitable relief by way of injunction, specific performance or otherwise if the other party or any of its Representatives breaches or threatens to breach any of the provisions of this letter agreement.

                  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this letter agreement.

          If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

          The obligations of the parties under this letter agreement shall terminate on the third anniversary of the date hereof.

          This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          This letter agreement contains the entire agreement between you and us with respect to the matters set forth herein, and no modification of this letter agreement or waiver of


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

the terms and conditions hereof shall be binding upon you or us, unless approved in writing by each of you and us (with any such action by us requiring the approval of the Special Committee).


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
          Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter agreement enclosed herewith.

                                        EON LABS, INC.


                                        By   /s/ BERNARD HAMPL
                                             --------------------------------
                                             Name:  Bernhard Hampl
                                             Title: Chief Executive Officer


Accepted and agreed as of
the date first written above:

NOVARTIS CORPORATION

By   /S/ MARTIN HENRICH
     ----------------------------------
     Name:  Martin Henrich
     Title: Executive Vice President